UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 30, 2015

GOLDEN EAGLE INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Colorado	0-23726	84-1116515
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4628 S. Broadway
Englewood, CO  80113
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (720) 600-9098

N/A
(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO AN MATERIAL DEFINITIVE AGREEMENT.

On October 30, 2015, the Company entered into an agreement to sell the Gold Bar Mill, which comprises substantially all of the Company’s assets, to Gulf Coast Capital, LLC (“Gulf Coast”), a company controlled by Mark Bogani, the Company’s Chief Executive Officer and a director.  As consideration for the sale, Gulf Coast agreed to assume all liabilities of the Company.

ITEM 3.02.  UNREGISTERED SALE OF EQUITY SECURITIES.

SALE OF SERIES B PREFERRED STOCK

On October 30, 2015 the Company sold 160,000 shares of its Series B Preferred Shares to Gulf Coast in consideration for the cancellation of debt owed to Gulf Coast by the Company in the amount of $1,000.  Holders of the Company’s Series B Preferred Shares have the following rights:

Dividends.  When and as any dividend or distribution is declared or paid by the Company on Common Stock, whether payable in cash, property, securities or rights to acquire securities, the Series B Holders will be entitled to participate with the holders of Common Stock in such dividend or distribution. At the time such dividend or distribution is payable to the holders of Common Stock, the Company will pay to each Series B Holder such holder's share of such dividend or distribution equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the number of shares of Common Stock then obtainable upon conversion of such holder's Series B Stock.

Voting Rights.

A.           The Series B Holders are entitled to notice of any shareholders' meeting and to vote as a single class with the Common Stock upon any matter submitted for approval by the holders of Common Stock, and have two hundred and fifty votes (250) for each share of Series B Stock held.

B.           In addition to any other rights provided by law, so long as any Series B Stock is outstanding, the Company, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series B Stock, will not amend or repeal any provision of, or add any provision to, the Company's Articles of Incorporation or By-Laws if such action would materially adversely affect the liquidation preferences of, or the rights or restrictions provided for the benefit of, any Series B Stock.

Preference Upon Liquidation.

Upon any liquidation, dissolution or winding up of the Company, each Series B Holder is entitled to be paid, before any distribution or payment is made upon any junior securities of the Company, an amount in cash equal to $1.00 for each outstanding Series B Preferred Share, plus accrued dividends, if any.  Thereafter, each Series B Holder will participate in any distribution or payment on a pro rata basis with all holders of the Company’s common stock as if the Series B Stock had been converted into the shares of the Company’s common stock.

Conversion into Conversion Stock.

Each Series B Preferred share is convertible into one half of a share of the Company’s common stock.

SALE OF COMMON STOCK

On October 30, 2015 the Company issued 1,000 shares of common stock each to Terry Turner and Tracy Madsen (both former officers of the Company) in consideration for their agreement that all amounts owed to them by the Company would be payable only from the proceeds of the future sale of the Gold Bar Mill.  The agreement of Mr. Turner and Mr. Madsen will be effective when the Company mails an Information Statement to its shareholders concerning the sale of the Gold Bar Mill.

The Company relied upon the exemption from registration provided by Section 4(a)2 of the Securities Act of 1933 with respect to the sale of the securities.  The purchasers of these securities were accredited investors who were provided full information regarding the Company’s business and operations.  There was no general solicitation in connection with the offer or sale of these securities.  The purchasers acquired these securities for their own account.  The securities cannot be sold unless pursuant to an effective registration statement or an exemption from registration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN EAGLE INTERNATIONAL, INC.

Date: December 1, 2015	By:	/s/ Mark Bogani
Mark Bogani
Chief Executive Officer